EXHIBIT 5.1

[Letterhead of Fulbright & Jaworski L.L.P.]

June 21, 2007

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Re: Universal Health Realty Income Trust

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Universal Health Realty Income Trust (the “Trust”), relating to 75,000 shares of beneficial interest of the Trust (the “Shares”) to be available for issuance under the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “Plan”).

As counsel for the Trust, we have examined the Plan and such Trust records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary proceedings by the Trust have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued under the Plan in accordance with its terms, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.